UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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PROLUNG, INC.
(Name of Registrant as Specified in Its Charter)

STEVEN C. EROR RICHARD SERBIN MICHAEL N. CHRISTIANSEN TODD M. MORGAN ERIC M. SOKOL RON DUNFORD BRIAN W. LOVERIDGE DON A. PATTERSON
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Steven C. Eror, together with the other participants named herein, has filed a definitive consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from stockholders of ProLung, Inc., a Delaware corporation (“ProLung”), for a number of proposals, the ultimate effect of which, if successful, would be to elect Mr. Eror’s eight (8) highly qualified director nominees.

On September 28, 2018, Mr. Eror issued the following press release:

PROLUNG SHAREHOLDER GROUP RECEIVES MORE THAN THE REQUISITE NUMBER OF CONSENTS TO ENLARGE AND ENHANCE THE BOARD

Expects to Formally Deliver the Shareholder Consents on the WHITE Consent Card to ProLung by Next Week

Cautions the Board Against any Attempts to Block the Lawful Consents of its Shareholders

SALT LAKE CITY, Sept. 28, 2018 /PRNewswire/ -- The shareholder group led by Steve Eror (the “Shareholder Group”), the Co-Founder and Former CEO of ProLung, Inc. (“ProLung” or, the “Company”), which collectively owns approximately 16.3% of the Company’s outstanding common stock, announced today that it is gratified to have received consents to enlarge the size of ProLung’s Board of Directors (the “Board”) to 13 members and elect its eight director nominees to the Board. The Shareholder Group’s proposals will not take effect until it formally delivers the package with the consents it has received to the Company, which it expects to do next week.

Mr. Eror issued the following statement on behalf of the Shareholder Group:

“We greatly appreciate the strong shareholder support we have received to date, which validates our belief that significant changes to the composition of the Board are gravely needed at this critical juncture for ProLung. Despite the Company’s efforts to unfairly block our legitimate consent solicitation, including the Board’s refusal to make available to us a list of the Company’s shareholders, we have nonetheless collected consents from shareholders owning more than 50% of the Company's outstanding shares. We believe the election of our slate of eight directors will be an important step toward restoring and maximizing shareholder value and to properly address the significant issues facing ProLung.

Despite ProLung’s attempts to scare shareholders about our intentions with regard to the Company, shareholders can be assured that our director slate is committed to acting in the best interests of shareholders in accordance with their fiduciary duties and are squarely focused on maximizing value for all shareholders. We would caution the Board against seeking to undertake any material activities or changes during the pendency of our consent delivery process or any further attempts to unfairly impede our legitimate consent process.”

About Steve Eror

Mr. Eror has 26 years of executive experience in medical device, drug development, drug delivery, molecular modeling, artificial intelligence, biopharmaceuticals, diagnostics, information technology and manufacturing in public, private and emerging companies. He is ProLung’s co-founder, and served as the Company’s CEO, President and Board member from February 2005 until June 2018.

Investor Contact

Steven C. Eror

(801) 631-7288

Enlargeandenhance@yahoo.com